Platin Ltd.
Israel

Jan, 15, 2006

To: NYN International LLC.
2303 South Blvd.
Houston, TX 77098
U.S.A.

Subject: Telemarketing Order framework

Reviewing the new description of your VGTel system, I was glad to see that its functionality is very close to our way we conduct our Telemarketing activities, and hope that you will be able to add few items which will help us to use your system in our main line of business.

The upcoming Mar.28.2006 election in Israel will provide us a very high demand for Telemarketing services which we will not be able to provide without your system.
Please make an effort to implement and complete all the testing prior to the starting date of the political party’s campaigns on Feb.1. 2006.

We would like to secure your services in Israel, exclusively for our use by ordering your service today, with guaranteed minimum level of 10,000 calls per day.

Sincerely,

/s/ Israel Hason,
General Manager

-------------------------------------------------------------------------------------------

Platin Ltd. Israel
June, 12, 2006
To: NYN International LLC.
2303 South Blvd.
Houston, TX 77098
U.S.A.

Subject: TELEMARKETING ORDER FRAMEWORK

Further to our letter of January 15 2006 you asked me to reduce the terms of the oral Agreement we have had under which we contracted for your services from February 2006 in preparation of the Israeli election and have continued since the elections and plan to be continuing into the future.

We have used your GMG System for our clients from February 2006 onward. The terms we agreed to, is for you bill us per line cost of $3.0 plus a usage fee of $0.012 per message while the system is being tested and upgraded as per our requested changes. We do not pay for the development cost of adding the features we are requesting. The fee structure has been steady since inception. The software upgrades of features and functions based on our client's feedback has significantly improved the GMG System and we hope that as a result the volume of business should increase in the coming months.

Sincerely,
Israel Hason, /s/General Manager